Exhibit 99.1

THORNBURG MORTGAGE REPORTS EPS OF $2.79 FOR 2005

COMPANY’S BUSINESS STRATEGY PROVES

RESILIENT IN A CHALLENGING YEAR

•	Book value reaches $20.00; up 3% year-over-year

•	Annual mortgage originations of $5.0 billion; up 15% year-over-year

•	Total assets increase to $42.5 billion; a 46% increase over prior year

•	Strong credit underscored by 0.08% 60-day plus delinquent loans

Santa Fe, NM, January 24, 2006 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the year ended December 31, 2005 of $282.8 million, or $2.79 of diluted earnings per common share, as compared to $232.6 million, or $2.80 of diluted earnings per common share for the prior year. For the fourth quarter, net income was $72.8 million, or $0.68 of diluted earnings per common share, as compared to $63.3 million, or $0.71 of diluted earnings per common share, for the quarter ended December 31, 2004.

Garrett Thornburg, chairman and chief executive officer, remarked, “Our performance in 2005 was outstanding given the unremitting challenges confronting the mortgage industry. Despite the Fed Funds rate increasing 325 basis points over the past 18 months and the extremely competitive environment facing mortgage portfolio lenders, our earnings remained strong and we maintained our dividend. We sustained our earnings through this difficult environment by remaining focused on our core interest rate risk management practices and choosing to forego short-term profits in more favorable environments for more stable profitability in challenging ones such as today’s. We have $0.38 per share of estimated undistributed taxable income to support the dividend should our earnings temporarily fall below the current dividend level. And while rising interest rates in 2006 may continue to present some challenges, we feel confident in our ability to maintain the current dividend level.”

Larry Goldstone, president and chief operating officer, remarked, “The company’s performance was solid in 2005 despite an environment that has continued to erode our portfolio margin. Our earnings results confirm the strength of our diversified business model and the benefit of focusing on high credit quality assets and interest rate risk management, both key contributors to our stable net interest income. We also attribute our results to the successful execution of financing and alternative capital raising transactions that augment our core spread lending business. The issuance of common and preferred stock, junior subordinated debt, the completion of collateralized debt obligation (CDO) financings, as well as deploying some of our excess liquidity, all contributed to balance sheet growth and earnings stability during the year. We believe these strategies are critical to ensuring current and future dividend coverage regardless of a potential worsening interest rate or mortgage market environment.”

Mr. Goldstone explained, “In 2005, we completed three CDO transactions through which we permanently financed $5.8 billion of adjustable-rate mortgage (ARM) loans. Because less equity capital is required for these transactions, they are a source of balance sheet and earnings growth. Collectively these transactions freed up an estimated $404.5 million of capital, which allowed us to acquire $4.5 billion in ARM assets during the year. At December 31, 2005, the balance of our CDO financing had reached $10.3 billion, accounting for 26% of our balance sheet financing.”

Mr. Goldstone continued, “During the last four months of 2005, we also issued $190.0 million of unsecured debt, in two separate transactions, through the issuance of 7.4%, 30-year junior subordinated notes that are callable by the company in five years. Similar to the CDO transactions, this new, unsecured, longer-term financing provides an attractive alternative to raising equity capital and will facilitate additional balance sheet and earnings growth in the future.”

Mr. Goldstone continued, “A relatively strong stock price during most of 2005 also allowed us to issue new common equity opportunistically throughout the year through our diverse capital-raising programs. We received net proceeds of $363.2 million from these equity issuances at an average net price of $28.22 per share. These issuances are a powerful tool to increase book value and earnings given we issued these shares at 1.4x our book value. In 2005, we also introduced a new source of long-term capital with the issuance of $115.8 million of preferred stock. The 8% dividend yield on this $25.00 security makes it an excellent alternative to raising common equity. The aggregate net proceeds to the company were $111.5 million, which equates to an effective cost of 8.3%. These common and preferred issuances provide another avenue to enhance earnings for common shareholders, strengthen our balance sheet and achieve financing diversification. Our target in 2006 is to raise approximately $580 million in common and preferred equity to further strengthen our capital base, support further asset growth and boost earnings.”

Mr. Goldstone concluded, “This year demonstrated that Thornburg Mortgage is unique in the residential mortgage lending market. Our business model and strategies were tested, and not only withstood a challenging environment, but also allowed us to outperform many of our peers. By focusing only on excellent quality assets, hedging our portfolio effectively to combat changes in interest rates, and utilizing an array of asset acquisition, financing and capital strategies, we believe we can continue to grow our balance sheet, access funding through a full credit cycle, and provide a stable dividend investment for our shareholders.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Loan originations totaled $5.0 billion in 2005 exceeding 2004 production and our annual target by 15%, and in sharp contrast to the Mortgage Bankers (MBA) projection that overall origination activity was flat in 2005. While the market grew increasingly competitive, ARM loan originations in the fourth quarter totaled $1.4 billion, up 8% from the third quarter. Additionally, during the fourth quarter, our loan servicing portfolio grew to $9.2 billion, up 8% over the third quarter and 27% year-over-year. This servicing portfolio now represents 18,070 customers.”

Mr. Badal added, “Based on the latest mortgage origination statistics, we are the nation’s 20th largest correspondent lender. We believe our continued success is due in large part to our growing network of lending partners in the correspondent channel, which increased 25% in 2005 to 212. Since 2001, we’ve expanded the number of participants in this program by 44% a year and annual production volume from these participants has grown 77%. These partners choose Thornburg Mortgage because we specialize in lending to jumbo borrowers who often have a sophisticated investment perspective as well as complex financial needs. Our correspondent partners recognize that these types of clients benefit greatly from Thornburg Mortgage’s diverse products, common sense underwriting, competitive pricing and accessible staff, making Thornburg Mortgage the logical choice.”

Mr. Badal continued, “We’ve also made great strides in laying the ground work to similarly penetrate the sizeable mortgage broker market which we’re set to rollout in the first quarter of this year. We’ve hired our operational and sales leaders, our back office infrastructure is nearly complete, and we’ve identified specific geographic areas with brokers who meet our criteria. With our targeted approach to this channel and our ability to consistently meet the needs of the broker community – high-touch customer service, consistent underwriting and service, competitive pricing and innovative products – we fully expect to generate the same success over time as we have in the correspondent channel.”

Mr. Badal concluded, “The outlook for our loan origination business in 2006 is positive despite the anticipated continued industry-wide decline in ARM production. We expect that competition will remain formidable, and although the MBA is projecting a 20% decline in total mortgage originations in 2006, our goal is to originate $5.5 billion in mortgage loans in 2006, an 11% increase over 2005. At December 31, 2005, our origination pipeline was $734.9 million. We are confident that our unique marketing platform, concierge-level service and commitment to increasing brand value will allow us to grow our share of the residential mortgage market. Our goal remains to increase the percentage of our annual portfolio acquisitions coming from originations in order to benefit from their higher margin potential.”

The credit quality of the company’s originated loans has remained exceptional. At December 31, 2005, the company’s 60-day plus delinquent loans were only 0.08% of $14.3 billion of securitized and unsecuritized loans, unchanged from the third quarter, but significantly below the industry’s conventional and prime ARM loan delinquency ratios of 1.71% and 0.62%, respectively. At December 31, 2005, loan loss reserves totaled $10.7 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio. The company has not realized a loan loss in the past 16 quarters, and since it began acquiring loans in 1997, the company has experienced cumulative credit losses of only $174,000.

Fourth Quarter Results

The company delivered solid operating results in the fourth quarter despite a challenging environment. Net income grew to $72.8 million, up 15% from $63.3 million a year ago, and net interest income grew to $88.3 million, or 12% higher than a year ago. Notably, 99% of earnings were comprised of core interest margin and mortgage lending income. Return on equity for the fourth quarter was 14.0% compared to 15.2% for the year ago period reflecting a continued tight margin environment.

Operating expenses as a percentage of average assets decreased to 0.23% at December 31, 2005 from 0.30% at December 31, 2004, among the lowest in the industry. Book value grew 3% to $20.00 per share, up from $19.47 a year ago. This book value calculation excludes the unrealized market value loss on our ARM loans, which totaled $12.4 million at December 31, 2005 ($0.12 on a per share basis).

The average portfolio yield during the fourth quarter increased to 4.66% from 4.46% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 3.96% from 3.63% in the third quarter. This resulted in an average portfolio margin of 0.87% for the quarter compared to 1.03% for the quarter ended September 30, 2005.

Clarence Simmons, senior executive vice president and chief financial officer, commented, “The competitive mortgage landscape has driven spreads tighter on new asset acquisitions while the yield curve has continued to flatten. As a result, spreads in the prime hybrid ARM market are currently between 75 and 85 basis points. To offset this pressure we are focused on acquiring and ultimately originating high quality Pay Option ARMs where the spread is considerably wider and the duration characteristics are more straightforward. We believe our underwriting capabilities and extensive experience with jumbo and super jumbo loans will allow us to prudently access assets at far better returns than are currently available through standard hybrid ARM acquisitions.”

Mr. Simmons continued, “We also took measures to further protect our portfolio from additional increases in the Fed Funds rate, which negatively impacted our portfolio margin. During the quarter, the duration gap on our hybrid ARMs, which represent 92% of our ARM portfolio, decreased to approximately three months from four months as we added an incremental $3.1 billion in new interest rate swaps above that required by new asset acquisitions completed during the quarter. While it reduced our spread by eight basis points during the quarter, this strategy should improve our ability to withstand potential short-term rate increases beyond those already imbedded in the forward yield curve.”

Mr. Simmons concluded, “The increased utilization of alternative capital sources such as CDOs, preferred stock, and subordinated debt has also increased our cost of financing and contributed to the decline in our portfolio spread. However, these transactions have had a positive impact on our ability to maintain net interest income per share, by providing an alternative to common equity and allowing us to grow our balance sheet relative to our existing common equity capital base. Alternative capital raises over the last four months of the year supported fourth quarter balance sheet growth of $2.9 billion contributing to net interest income and the sustainability of the dividend.”

Additionally, the company received gain on sale income totaling $1.0 million from the sale of $305.4 billion of mortgage-backed securities during the quarter. It also experienced an unrealized $3.4 million gain on its derivatives resulting primarily from the market-to-market gain on its $2.0 billion correspondent origination and bulk loan pipeline.

The company’s ARM portfolio increased by 44% over the past 12 months, and 8% in the fourth quarter, ending the quarter with $41.5 billion of ARM assets. During the quarter, the company acquired or originated $5.5 billion of new mortgage assets at an average purchase price of 100.0%. Mr. Simmons commented, “At December 31, 2005, the unamortized cost basis at which we held our ARM assets was 100.8% down from 100.9% in the prior quarter. This premium marks a historic low for the company and will advantageously limit our exposure to prepayments should refinance activity pick up in the future. At December 31, 2005, the quarterly CPR averaged 22.1%, down from 27.7% CPR in the previous quarter.”

The company remains committed to preserving strong asset quality. At December 31, 2005, ARM assets rated AAA or AA comprised 97.5% of the ARM portfolio. Purchased ARM securities represented 48.7% of ARM assets. Another 32.8% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 15.9% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has a reserve for loan losses in the form of a non-accretable discount of $11.6 million, or 0.16% of the balance of these securities. An additional 1.6% of the ARM portfolio consisted of “A quality” ARM loans that the company intends to securitize and retain in its portfolio.

The company will host a dial-in conference call on Wednesday, January 25, 2006 at 10:30 a.m. Eastern, to discuss fourth quarter and year-end results. The teleconference dial-in number is (800) 762-6067. A replay of the call will be available beginning at 2:00 p.m. on January 25, 2006 and ending at 11:59 p.m. on February 1, 2006. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 813445. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $42.5 billion in high quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports, including its annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	Unaudited December 31, 2005	December 31, 2004
ASSETS
ARM assets:
Purchased ARM Assets:
ARM securities, net	$20,295,504	$15,130,510
Purchased Securitized Loans, net	6,839,004	3,525,535

Purchased ARM Assets	27,134,508	18,656,045

ARM Loans:
Securitized ARM Loans, net	3,310,717	2,899,985
ARM Loans Collateralizing CDOs, net	10,396,961	6,720,810
ARM loans held for securitization, net	641,843	466,221

ARM Loans	14,349,521	10,087,016

ARM assets	41,484,029	28,743,061
Cash and cash equivalents	147,228	112,622
Restricted cash and cash equivalents	26,982	30,737
Hedging Instruments	493,074	144,230
Accrued interest receivable	230,479	118,273
Other assets	125,949	63,479

	$42,507,741	$29,212,402

LIABILITIES

Reverse repurchase agreements	$23,390,079	$14,248,939
Asset-backed CP	4,990,000	4,905,000
CDOs	10,254,334	6,645,598
Whole loan financing facilities	404,827	285,555
Senior Notes	305,000	305,000
Subordinated Notes	190,000	—
Hedging Instruments	71,085	26,027
Payable for securities purchased	463,906	815,915
Accrued interest payable	107,541	44,109
Dividends payable	73,132	62,495
Accrued expenses and other	50,751	84,580

	40,300,655	27,423,218

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $115,745; 7,230,000 and 0 shares authorized, 4,630,000 and 0 shares issued and outstanding, respectively	111,535	—
Common Stock: par value $0.01 per share; 492,748,000 and 499,978,000 shares authorized, 104,775,000 and 91,904,000 shares issued and outstanding, respectively	1,048	919
Additional paid-in-capital	2,235,435	1,872,487
Accumulated other comprehensive loss	(147,517)	(90,715)
Retained earnings	6,585	6,493

	2,207,086	1,789,184

	$42,507,741	$29,212,402

THORNBURG MORTGAGE, INC.

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	Unaudited 2005	2004	Unaudited 2005	2004
Interest income from ARM assets and cash equivalents	$472,337	$276,643	$1,511,334	$929,493
Interest expense on borrowed funds	(384,023)	(198,168)	(1,166,877)	(635,794)

Net interest income	88,314	78,475	344,457	293,699

Servicing income, net	4,090	1,868	11,791	6,263
Gain on sale of ARM assets, net	999	2,085	8,567	13,096
Gain (loss) on derivatives, net	3,425	1,780	6,376	(2,132)

Net non-interest income	8,514	5,733	26,734	17,227

Provision for credit losses	(249)	(291)	(1,212)	(1,436)
Management fee	(5,649)	(4,423)	(21,021)	(16,170)
Performance fee	(8,733)	(9,280)	(38,862)	(34,611)
Long-term incentive awards	(3,560)	(2,107)	(6,447)	(9,788)
Other operating expenses	(5,819)	(4,359)	(20,805)	(15,882)

Net income before income taxes	72,818	63,748	282,844	233,039
Income taxes		(475)	—	(475)

NET INCOME	$72,818	$63,273	$282,844	$232,564

Net income	$72,818	$63,273	$282,844	$232,564
Dividends on preferred stock	(2,316)	—	(6,103)	—

Net income available to common shareholders	$70,502	$63,273	$276,741	$232,564

Basic earnings per common share:
Net income	$0.68	$0.71	$2.79	$2.80

Average number of shares outstanding	104,157	89,271	99,187	83,001

Dividends declared per common share	$0.68	$0.68	$2.72	$2.66

Noninterest expense as a percent of average assets	0.23%	0.30%	0.25%	0.32%

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